Exhibit 99.2A

December 8, 2010

Dear Pete:

It is a pleasure to offer you a position on the Carbonite team! We are excited about the opportunity to work with you to continue to build Carbonite into an industry leader. We truly believe that our opportunities are only limited by our vision and our desire to succeed. We hope that you will embrace the entrepreneurial spirit which drives Carbonite into the future.

This letter serves to confirm to you our offer of employment as follows:

Position:	VP/GM, Small Business

Status:	Full-time, Regular, Exempt

Reporting to:	Chairman and CEO

Compensation:	Salary $10,416.67 semi-monthly, which is the equivalent of $250,000.00 annually, paid in accordance with the Company’s normal payroll procedures. You should note that Carbonite may modify salaries and benefits from time to time as it deems necessary.

All forms of compensation which are referred to in this offer letter are subject to reduction to reflect applicable withholding and payroll taxes.

Bonus:	In 2011, you will be eligible for an incentive management bonus up to 30% of your earned base salary consistent with your position and bonus plans for the rest of the management team, subject to approval of the Compensation Committee of the Board of Directors.

Benefits:	See Appendix A

Stock Options:	Options on 70,000 shares of Carbonite common stock vested over four years with 25% vested at your first year employment anniversary and, thereafter, 6.25% each quarter for the next three years; option price is the Fair Market Value (FMV) as voted by Carbonite’s Board of Directors; grant of options are subject to the vote and approval of Carbonite’s Board of Directors.

Expected Start Date:	January 3, 2011

Please understand that your employment with Carbonite is for no specified period of time and constitutes “at-will” employment. As a result, you are free to resign at any time, for any reason or for no reason, with or without notice. Similarly, Carbonite is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to Carbonite documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to Carbonite within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

Like all Carbonite employees, you will be required, as a condition of your employment with Carbonite, to sign, on or before your first day of employment, the Company’s Confidentiality, Invention Assignment and Non-Competition Agreement. Please retain a signed copy for your files.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or that may limit the manner in which you may be employed.

You agree that, during the term of your employment with Carbonite, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which Carbonite is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to Carbonite.

To indicate your acceptance of this offer, please sign and date the attached Acceptance and Acknowledgement and return it to me. This letter, along with the Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement, set forth the terms of your employment with Carbonite and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer or Chief Financial Officer of Carbonite and by you.

We are pleased to welcome you to the Carbonite team and look forward to a mutually beneficial relationship.

Sincerely,

CARBONITE, INC.

/s/ Dana Constantineau
Dana Constantineau
HR Manager

Enclosures

ACCEPTANCE AND ACKNOWLEDGMENT

I accept the offer or employment from Carbonite as set forth in the offer letter dated December 8, 2010. I understand and acknowledge that my employment with Carbonite is for no particular term or duration and at all times is at-will, meaning that I, or Carbonite, may terminated the employment relationship at any time, with or without cause and with or without prior notice Additionally, I acknowledge that the Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees, and that my job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

I understand and agree that the terms and conditions set forth in the offer letter represent the entire agreement between Carbonite and me superseding all prior negotiations and agreements, whether written or oral. I understand that the terms and conditions described in the offer letter, along with the Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement are the terms and conditions of my employment. No one other than Carbonite’s Chief Executive Officer or Chief Financial Officer is authorized to sign any employment or other agreement which modifies the terms of the offer letter and Carbonite’s Carbonite Confidentiality, Invention Assignment and Non-Competition Agreement, and any such modification must be in writing and signed by either such executive. In addition, I understand that any promotion, increase in compensation and/or offer regarding other positions must be in writing and signed by my manager and the appropriate individual in the Human Resources Department. I understand that Carbonite may modify salary and benefits as well as other plans and programs from time to time as it deems necessary.

Signature:	/s/ Peter T. Lamson
Printed Name:	PETER T. LAMSON
Date:	12/9/2010

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